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                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                   COMPUTATION OF NET INCOME PER COMMON SHARE


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
                                                              (In thousands except per share data)
                                                               YEAR-TO-DATE           YEAR-TO-DATE
                                                                   ENDED                 ENDED
                                                                  JUNE 30                JULY 2
                                                                   1996                   1995
                                                                 --------               --------
Weighted average number
   of common shares outstanding ..................                107,354                101,871
   Add net shares issuable pursuant
        to employee stock option plans
        less shares assumed repurchased
        at the average market price ..............                  2,566                  2,829
   Shares issuable upon conversion of exchangeable
     shares ......................................                 16,450                 16,450
                                                                 --------               --------
Number of shares for computation of
   primary earnings per share ....................                126,370                121,150
   Add net additional shares issuable
       pursuant to employee stock option plans at
       period-end market price ...................                     30                     93
     Add additional shares issuable
       assuming conversion of
       subordinated debentures ...................                  4,788                  8,128
                                                                 --------               --------
Number of shares for computation of
   fully diluted earnings per share ..............                131,188                129,371
                                                                 ========               ========

Net income for computation of primary
   earnings per share ............................               $ 68,758               $ 55,675
   Add savings on assumed dilutive conversion
     of subordinated debentures net of tax .......                  1,014                  2,581
                                                                 --------               --------
Net income for computation of fully diluted
   earnings per share ............................               $ 69,772               $ 58,256
                                                                 ========               ========
Net income per share:
   Assuming primary dilution .....................               $    .54               $    .46
                                                                 ========               ========

   Assuming full dilution ........................               $    .53               $    .45
                                                                 ========               ========
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